EXHIBIT 99.1

INDEX TO FINANCIAL STATEMENT

Eagle Rock Energy GP, L.P. Consolidated Balance Sheet:
Unaudited Condensed Consolidated Balance Sheet as of September 30, 2009	2
Notes to Unaudited Condensed Consolidated Balance Sheet	3

EAGLE ROCK ENERGY GP, L.P.
 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
($ in thousands)

September 30, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,168
Accounts receivable(1)	73,792
Risk management assets	26,017
Prepayments and other current assets	2,140
Total current assets	111,117
PROPERTY, PLANT AND EQUIPMENT — Net	1,313,386
INTANGIBLE ASSETS — Net	139,273
DEFERRED TAX ASSET	1,663
RISK MANAGEMENT ASSETS	5,725
OTHER ASSETS	19,678

TOTAL	$1,590,842

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$65,666
Due to affiliate	10,859
Accrued liabilities	11,364
Taxes payable	992
Risk management liabilities	34,988
Total current liabilities	123,869
LONG-TERM DEBT	774,383
ASSET RETIREMENT OBLIGATIONS	19,728
DEFERRED TAX LIABILITY	42,051
RISK MANAGEMENT LIABILITIES	31,406
OTHER LONG TERM LIABILITIES	568
COMMITMENTS AND CONTINGENCIES (Note 13)
MEMBERS’ EQUITY:
Member’s deficit (2)	(5,174)
Non-controlling interest	604,011
Total members’ equity	598,837
TOTAL	$1,590,842

(1)	Net of allowable for bad debt of $12,172 as of September 30, 2009 of which $10,699 relates to SemGroup L.P. which filed for bankruptcy in July 2008.
(2)	844,551 units were issued and outstanding as of September 30, 2009.

See notes to unaudited condensed consolidated balance sheet.

EAGLE ROCK ENERGY PARTNERS, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2009

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

    Organization – Eagle Rock Energy GP, L.P. (the “Partnership”) is a Delaware limited partnership, which was formed on May 25, 2006 to be the general partner of Eagle Rock Energy Partners, L.P. and subsidiaries (“Eagle Rock Energy”).  The Partnership initially was capitalized for the sole purpose of forming and capitalizing Eagle Rock Energy.  The Partnership invested $20 in Eagle Rock Energy in exchange for a 2% general partner interest in Eagle Rock Energy.  The ownership interest in the Partnership at September 30, 2009, are comprised of a .001% general partner interest held by Eagle Rock Energy G&P, LLC (the “General Partner”) and 99.999% limited partner interest held by Eagle Rock Holdings, L.P. (“Holdings”).  Eagle Rock Energy completed its initial public offering on October 24, 2006.

    As of September 30, 2009, the Partnership owns a 1.10% general partner interest in Eagle Rock Energy, as well as incentive distribution rights, the ownership of which entitles the Partnership to receive incentive distributions if the amount that Eagle Rock Energy distributes with respect to any quarter exceeds levels specified in the Eagle Rock Energy agreement of limited partnership.  Eagle Rock Energy is a publicly traded Delaware limited partnership, formed in 2006 and engaged in various aspects of the energy industry.

    Basis of Presentation and Principles of Consolidation— The accompanying balance sheet includes assets, liabilities and members’ equity. The unaudited condensed consolidated balance sheet should be read in conjunction with the consolidated financial statements presented in Eagle Rock Energy’s Annual Report on Form 10-K for the year ended December 31, 2008 and the General Partner December 31, 2008 balance sheet filed in Exhibit 99.2.  That report contains a more comprehensive summary of Eagle Rock Energy’s major accounting policies. In the opinion of management, the accompanying unaudited condensed consolidated balance sheet contain all appropriate adjustments, all of which are normally recurring adjustments unless otherwise noted, considered necessary to present fairly the financial position of Eagle Rock Energy and its consolidated subsidiaries and the results of operations and cash flows for the respective periods.

    Description of Business— Eagle Rock Energy is a growth-oriented limited partnership engaged in the business of (i) gathering, compressing, treating, processing and transporting and selling natural gas; fractionating and transporting natural gas liquids (“NGLs”); and marketing natural gas, condensate and NGLs, which collectively Eagle Rock Energy calls its “Midstream Business”; (ii) acquiring, developing and producing interests in oil and natural gas properties, which Eagle Rock Energy calls its “Upstream Business”; and (iii) acquiring and managing fee mineral and royalty interests, either through direct ownership or through investment in other partnerships in properties in multiple producing trends across the United States, which Eagle Rock Energy calls its “Minerals Business.”  See Note 14 for a further description of Eagle Rock Energy’s three businesses and the seven accounting segments in which it reports.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited condensed consolidated balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany accounts and transactions are eliminated in the consolidated balance sheet.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Significant estimates are required for proved oil and natural gas reserves, which can affect the carrying value of oil and natural gas properties. The Partnership evaluates its estimates and assumptions on a regular basis. The Partnership bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates and such differences could be material.

Eagle Rock Energy has provided a discussion of significant accounting policies in its Annual Report on Form 10-K for the year ended December 31, 2008. Certain items from that discussion are repeated or updated below as necessary to assist in understanding this balance sheet.

Oil and Natural Gas Accounting Policies

    Eagle Rock Energy utilizes the successful efforts method of accounting for its oil and natural gas properties. Leasehold costs are capitalized when incurred. Costs incurred to drill and complete development wells, including dry holes, are capitalized. Geological and geophysical expenses and delay rentals are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if the well is determined to be unsuccessful. Eagle Rock Energy carries the costs of an exploratory well as an asset if the well finds a sufficient quantity of reserves to justify its capitalization as a producing well as long as Eagle Rock Energy is making sufficient progress towards assessing the reserves and the economic and operating viability of the project.

    Depletion of proved oil and natural gas properties is recorded based on units of production. Unit rates are computed for unamortized drilling and development costs using proved developed reserves and for acquisition costs using all proved reserves.

    Upon sale or retirement of complete fields of depreciable or depleted property, the book value thereof, less proceeds or salvage value, is charged or credited to income.

    Unproved properties that are individually insignificant are amortized.  Unproved properties that are individually significant are assessed for impairment on a property-by-property basis.  If considered impaired, costs are charged to expense when such impairment is deemed to have occurred.

Impairment of Oil and Natural Gas Properties

    Eagle Rock Energy reviews its proved properties at the field level when management determines that events or circumstances indicate that the recorded carrying value of the properties may not be recoverable. Such events include a projection of future oil and natural gas reserves that will be produced from a field, the timing of this future production, future costs to produce the oil and natural gas, and future inflation levels. If the carrying amount of an asset exceeds the sum of the undiscounted estimated future net cash flows, Eagle Rock Energy recognizes impairments equal to the difference between the carrying value and the fair value of the asset, which is estimated to be the expected present value of discounted future net cash flows from proved reserves utilizing Eagle Rock Energy’s estimated weighted average cost of capital.  Eagle Rock Energy cannot predict the amount of additional impairment charges that may be recorded in the future.

Other Significant Accounting Policies

Transportation and Exchange Imbalances—In the course of transporting natural gas and natural gas liquids for others, Eagle Rock Energy’s Midstream Business may receive for redelivery different quantities of natural gas or natural gas liquids than the quantities actually delivered. These transactions result in transportation and exchange imbalance receivables or payables which, if not subject to cash out provisions, are recovered or repaid through the receipt or delivery of natural gas or natural gas liquids in future periods. Imbalance receivables are included in accounts receivable; imbalance payables are included in accounts payable on the unaudited condensed consolidated balance sheets and marked-to-market using current market prices in effect for the reporting period of the outstanding imbalances. For the Midstream Business, as of September 30, 2009, Eagle Rock Energy had imbalance receivables totaling $0.2 million and imbalance payables totaling $3.1 million, respectively. Changes in market value and the settlement of any such imbalance at a price greater than or less than the recorded imbalance results in either an upward or downward adjustment, as appropriate, to the cost of natural gas and natural gas liquids sold.

Derivatives—Eagle Rock Energy recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. Eagle Rock Energy uses financial instruments such as put and call options, swaps and other derivatives to mitigate the risks to cash flows resulting from changes in commodity prices and interest rates. See Note 12 for a description of Eagle Rock Energy’s risk management activities.

Subsequent Events— The Partnership has evaluated all events subsequent to the balance sheet date of September 30, 2009 through the date of issuance, December 7, 2009.

NOTE 3. NEW ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board (the “FASB”) has codified a single source of U.S. Generally Accepted Accounting Principles (U.S. GAAP), the Accounting Standards Codification.  Unless needed to clarify a point to readers, the Partnership will refrain from citing specific section references when discussing application of accounting principles or addressing new or pending accounting rule changes.

    In December 2007, the FASB issued authoritative guidance to require that all assets, liabilities, contingent consideration, contingencies and in-process research and development costs of an acquired business be recorded at fair value at the acquisition date; that acquisition costs generally be expensed as incurred; that restructuring costs generally be expensed in periods subsequent to the acquisition date; and that changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense.  The guidance is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, with the exception for the accounting for valuation allowances on deferred tax assets and acquired tax contingencies associated with acquisitions.  The guidance amends previous guidance such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of the amended guidance would also apply the provisions of such guidance.  The guidance was effective for the Partnership as of January 1, 2009 but the impact of the adoption on the Partnership’s consolidated financial statements will depend on the nature and the extent of business combinations occurring after January 1, 2009.

In December 2007, the FASB issued authoritative guidance which requires that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. The guidance also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This Statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008.  The guidance was effective for the Partnership as of January 1, 2009 and as a result, the Partnership recorded non-controlling interest of $604.0 million as a component of Member’s Equity.

In February 2008, the FASB issued authoritative guidance that permitted the delayed application of fair value measurement for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis, until fiscal years beginning after November 15, 2008.  Non-financial assets and liabilities that the Partnership measures at fair value on a non-recurring basis consists primarily of property, plant and equipment, and intangible assets, which are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

In March 2008, the FASB issued authoritative guidance requiring enhanced disclosures to help investors better understand the effect of an entity’s derivative instruments and related hedging activities on its financial position, financial performance, and cash flows. The guidance was effective for the Partnership as of January 1, 2009.  See Note 11 for the additional disclosures required related to the Partnership’s derivative instruments.

    In April 2008, the FASB issued authoritative guidance which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset.  The intent of guidance is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset.  This guidance must be applied prospectively to intangible assets acquired after the effective date.  The guidance was effective for the Partnership as of January 1, 2009 but the impact of the adoption on the Partnership’s consolidated financial statements will depend on the nature and the extent of business combinations occurring after January 1, 2009.

In December 2008, the SEC released Final Rule, Modernization of Oil and Gas Reporting to revise the existing Regulation S-K and Regulation S-X reporting requirements to align with current industry practices and technological advances. The new disclosure requirements include provisions that permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes. In addition, the new disclosure requirements require a company to (a) disclose its internal control over reserves estimation and report the independence and qualification of its reserves preparer or auditor, (b) file reports when a third party is relied upon to prepare reserves estimates or conducts a reserve audit and (c) report oil and gas reserves using an average price based upon the prior 12-month period rather than period-end prices. The provisions of this final ruling will become effective for disclosures in the Partnership’s Annual Report on Form 10-K for the year ending December 31, 2009.  The adoption of the Final Rule, Modernization of Oil and Gas Reporting revision to Regulation S-K and Regulations S-X is not expected to have a material impact on the Partnership’s consolidated financial statements.

    In April 2009, the FASB issued authoritative guidance amending the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments in the financial statements. The most significant change is a revision to the amount of other-than-temporary loss of a debt security recorded in earnings under certain circumstances.  This guidance was effective for the Partnership as of June 30, 2009 and did not have a material impact on its consolidated financial statements.

    In April 2009, the FASB issued authoritative guidance which provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased.  The guidance also includes guidance on identifying circumstances that indicate a transaction is not orderly and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  This guidance was effective for the Partnership as of June 30, 2009 and did not have a material impact on its consolidated financial statements.

    In April 2009, the FASB issued authoritative guidance to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements.  The guidance also requires those disclosures in summarized financial information at interim reporting periods. The guidance was effective for the Partnership as of June 30, 2009.  (See Note 10).

In April 2009, the FASB issued authoritative guidance which amended and clarified previous guidance with respect to contingencies.  The guidance provides that an acquirer shall recognize at fair value, at the acquisition date, an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period.  If the acquisition-date fair value of an asset acquired or a liability assumed in a business combination that arises from a contingency cannot be determined using the measurement period, the previous guidance shall apply.  This guidance was effective for the Partnership as of January 1, 2009 but the impact of the adoption on the Partnership’s consolidated financial statements will depend on the nature and the extent of business combinations occurring after January 1, 2009.

    In May 2009, the FASB issued authoritative guidance which provides guidance on the Partnership’s assessment of subsequent events. Historically, the Partnership has relied on U.S. auditing literature for guidance on assessing and disclosing subsequent events.  The guidance clarifies that the Partnership must evaluate, as of each reporting period, events or transactions that occur after the balance sheet date “through the date that the financial statements are issued or are available to be issued.” The Partnership must perform its assessment for both interim and annual financial reporting periods prospectively.  The guidance was effective for the Partnership as of June 30, 2009 but the impact of the adoption will depend on the nature and the extent of transactions that occur subsequent to Eagle Rock Energy’s interim and annual reporting periods.

    In June 2009, the FASB issued authoritative guidance which reflects the FASB’s response to issues entities have encountered when applying previous guidance.  In addition, this guidance addresses concerns expressed by the SEC, members of the United States Congress, and financial statement users about the accounting and disclosures required in the wake of the subprime mortgage crisis and the deterioration in the global credit markets.  In addition, because this guidance eliminates the exemption from consolidation for qualified special-purpose entities (“QSPEs”) a transferor will need to evaluate all existing QSPEs to determine whether they must be consolidated.   The guidance is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009.  Early adoption of is prohibited.   The Partnership is currently evaluating the potential impact, if any, of the adoption of this guidance on its financial statements.

    In June 2009, the FASB issued authoritative guidance, which amends the consolidation guidance applicable to variable interest entities (“VIEs”). The amendments will significantly affect the overall consolidation analysis.  While the FASB’s discussions leading up to the issuance of this guidance focused extensively on structured finance entities, the amendments to the consolidation guidance affect all entities and enterprises, as well as qualifying special-purpose entities (QSPEs) that were excluded from previous guidance.  Accordingly, an enterprise will need to carefully reconsider its previous conclusions, including (1) whether an entity is a VIE, (2) whether the enterprise is the VIE’s primary beneficiary, and (3) what type of financial statement disclosures are required.  This guidance is effective as of the beginning of the first fiscal year that begins after November 15, 2009, and early adoption is prohibited.  The Partnership is currently evaluating the potential impact, if any, of the adoption on its financial statements.

    In June 2009, the FASB established the FASB Accounting Standards Codification (“ASC”) as the single source of authoritative U.S. generally accepted accounting principles (“U.S. GAAP”) recognized by the FASB to be applied by nongovernmental entities.  Rules and interpretive releases of the United States Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.  The Codification did not have a material impact on the Partnership’s consolidated financial statements upon adoption.  Accordingly, the Partnership’s notes to consolidated financial statements will explain accounting concepts rather than cite the topics of specific U.S. GAAP.

    In September 2009, the FASB issued an amendment to authoritative guidance to address the need for additional implementation guidance on accounting for uncertainty in income taxes and to specifically address the following questions, (1) is income tax paid by the entity attributable to the entity or its owners, (2) what constitutes a tax position for a pass-through entity or a tax-exempt not-for-profit entity and (3) how should accounting for uncertainty in income taxes be applied when a group of related entities comprise both taxable and nontaxable entities.  This amendment is effective for interim and annual periods ended after September 15, 2009.  The adoption of this guidance had no material impact on the Partnership’s financial statements.

NOTE 4. ACQUISITIONS

2008 Acquisitions

    Update on Millennium Acquisition.   With respect to the South Louisiana assets acquired in the acquisition of Millennium Midstream Partners, L.P. (“MMP”), the Yscloskey and North Terrebonne facilities were flooded with three to four feet of water as a result of the storm surges caused by Hurricanes Gustav and/or Ike in August and September 2008, respectively. The North Terrebonne facility came back on-line in November 2008 and the Yscloskey facility came back on-line in January 2009.  Eagle Rock Energy received a partial payment for business interruption caused by Hurricanes Gustav and Ike of approximately $1.6 million, which was recognized as other revenue during the three months ended June 30, 2009. The former owners of MMP provided Eagle Rock Energy indemnity coverage for Hurricanes Gustav and Ike to the extent losses are not covered by insurance and established an escrow account of 1,818,182 common units and $0.6 million in cash available for Eagle Rock Energy to recover against for this purpose and for settlement of other purchase price adjustments.  As of December 31, 2008, the escrow account held 1,777,302 common units and $0.3 million in cash.  During the nine months ended September 30, 2009, Eagle Rock Energy recovered 534,137 common units, the majority of which was on account of the purchase price adjustment, and the remaining $0.3 million in cash from the escrow account.  In addition, during the nine months ended September 30, 2009, Eagle Rock Energy received $0.1 million representing the distribution for the fourth quarter of 2008 that was paid into escrow on 342,609 of those units, per an arrangement with the sellers that the fourth quarter 2008 distribution on certain units cancelled as part of the purchase price adjustment should be returned to Eagle Rock Energy upon cancellation.  During the three months ended September 30, 2009, the 849,858 units were released out of escrow to the former owners of MMP on account of satisfaction of agreed-upon conditions for an early-release.  These units were accounted for as additional purchase price of $3.0 million.  As of September 30, 2009, the escrow account held 393,307 common units which are available for claims by Eagle Rock Energy and will not be available for release to the former owners of MMP until April 1, 2010.  On October 8, 2009, Eagle Rock Energy recovered an additional 2,003 common units from the escrow account.

    During the three months ended September 30, 2009, Eagle Rock Energy finalized its purchase price allocations with respect to its Millennium Acquisition.  As of September 30, 2009, the total purchase price was $210.6 million.  With respect to the Millennium Acquisition, during the three months ended September 30, 2009, Eagle Rock Energy decreased the amount assumed for the environmental liability by $0.5 million and increased the amount of other liabilities assumed by $0.5 million and decreased accounts receivable by $1.9 million, while it increased the amount allocated to property, plant and equipment and intangibles by $4.7 million, $0.7 million and $1.3 million, respectively.

Update on Stanolind Acquisition. During the three months ended June 30, 2009, Eagle Rock Energy finalized its purchase price allocations with respect to its acquisition of Stanolind Oil and Gas Corp. (“Stanolind”).  With respect to the Stanolind Acquisition, during the three months ended June 30, 2009, Eagle Rock Energy decreased the amount assumed for the environmental liability by $1.3 million, reduced the deferred tax liability by $2.6 million and finalized the acquired working capital balances, which resulted in a decrease to the amount allocated to proved properties of $2.8 million and a decrease to the amount allocated to unproved properties of $0.5 million.

NOTE 5. FIXED ASSETS AND ASSET RETIREMENT OBLIGATIONS

Fixed assets consisted of the following:

($ in thousands)	September 30, 2009

Land	$1,241
Plant	245,289
Gathering and pipeline	682,967
Equipment and machinery	20,044
Vehicles and transportation equipment	4,219
Office equipment, furniture, and fixtures	1,248
Computer equipment	6,445
Corporate	126
Linefill	4,269
Proved properties	518,164
Unproved properties	72,517
Construction in progress	16,094
1,572,623
Less: accumulated depreciation, depletion and amortization	(259,237)
Net fixed assets	$1,313,386

Asset Retirement Obligations—Eagle Rock Energy recognizes asset retirement obligations for its oil and gas working interests associated with the retirement of tangible long-lived assets that result from the acquisition, construction and development of the assets. Eagle Rock Energy records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Eagle Rock Energy recognizes asset retirement obligations for its midstream assets in accordance with the term “conditional asset retirement obligation,” which refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional upon a future event that may or may not be within Eagle Rock Energy’s control. Although uncertainty about the timing and/or method of settlement may exist and may be conditional upon a future event, the obligation to perform the asset retirement activity is unconditional. Accordingly, Eagle Rock Energy is required to recognize a liability for the fair value of a conditional asset retirement obligation upon initial recognition if the fair value of the liability can be reasonably estimated.

NOTE 6. INTANGIBLE ASSETS

Intangible Assets—Intangible assets consist of rights-of-way and easements and acquired customer contracts, which the Partnership amortizes over the term of the agreement or estimated useful life. Intangible assets consisted of the following:

($ in thousands)	September 30, 2009

Rights-of-way and easements—at cost	$86,908
Less: accumulated amortization	(14,104)
Contracts	123,958
Less: accumulated amortization	(57,489)
Net intangible assets	$139,273

            The amortization period for rights-of-ways and easements is 20 years. The amortization period for contracts range from 5 to 20 years, with an average life of approximately 10 years as of September 30, 2009.

NOTE 7. LONG-TERM DEBT

As of September 30, 2009 Eagle Rock Energy had $774.4 million outstanding under its revolving credit facility.  In April 2009, due to a regularly scheduled redetermination of the Upstream Segment’s borrowing base associated with its proved reserves, Eagle Rock Energy’s borrowing base was lowered to $135 million, from $206 million, as a result of declining commodity prices, including sulfur prices.  Eagle Rock Energy announced in October 2009 that its existing borrowing base of $135 million under its revolving credit facility was reaffirmed by its commercial lenders in Eagle Rock Energy’s regularly scheduled semi-annual borrowing base redetermination. The reaffirmation is effective as of October 1, 2009, with no additional fees or increases in interest rate spread incurred.

    As of September 30, 2009, Eagle Rock Energy was in compliance with the financial covenants under its revolving credit facility, and the unused capacity available to Eagle Rock Energy under the revolving credit facility was approximately $34 million (excluding the commitment from Lehman Brothers), based on the financial covenants.  Eagle Rock Energy’s compliance with the financial covenants under its revolving credit facility in 2009 has benefited substantially from the Adjusted EBITDA contributions of its commodity hedging portfolio.  As currently structured, Eagle Rock Energy’s commodity hedges will contribute less to its expected 2010 Adjusted EBITDA due to the lower strike prices on its swaps and floors on both its crude oil and natural gas hedges.  Eagle Rock Energy’s ability to comply with the financial covenants over the next five quarters is uncertain and will depend upon Eagle Rock Energy’s ability to reduce debt, enhance its commodity hedge portfolio or otherwise increase its liquidity, or increase its Adjusted EBITDA due to a rebound in commodity prices and a related increase in drilling activity by the producers supplying its Midstream facilities’ volumes.

On August 21, 2009, BBVA Compass Bank purchased certain assets and liabilities of Guaranty Bank, a wholly-owned subsidiary of Guaranty Financial Group Inc. Guaranty Bank has a commitment under Eagle Rock Energy’s revolving credit facility of $30 million, of which approximately $25 million has been previously funded.  BBVA Compass has notified Eagle Rock Energy that it will continue to honor the Guaranty Bank commitment under Eagle Rock’s revolving credit facility.

NOTE 8. NON-CONTROLLING INTEREST

    Non-controlling interest represents third-party and related party ownership interests in the net assets of the Partnership.  For financial reporting purposes, the assets and liabilities of the Partnership are consolidated with those of its own and with third-party investor’s ownership in its consolidated balance sheet amounts shown as non-controlling interest.  The following table shows the components of non-controlling interest at September 30, 2009 (in thousands):

Limited partners of Eagle Rock Energy
Non-affiliates of Eagle Rock Energy	$203,143
Affiliates of Eagle Rock Energy	400,868
$604,011

At September 30, 2009, there were 54,094,219 common units (exclusive of restricted unvested common units and common units held in escrow related to the Millennium Acquisition) and 20,691,495 subordinated units (all subordinated units are owned by Holdings) of Eagle Rock Energy outstanding.  In addition, there were 793,739 restricted unvested common units outstanding.

Subordinated units represent limited partner interests in Eagle Rock Energy, and holders of subordinated units exercise the rights and privileges available to unitholders under the limited partnership agreement. Subordinated units, during the subordination period, will generally receive quarterly cash distributions only when the common units have received a minimum quarterly distribution of $0.3625 per unit and any outstanding arrearages on the common units have been paid. Subordinated units will convert into common units on a one-for-one basis when the subordination period ends.  The subordination period will end on the first day of any quarter beginning after September 30, 2009 in respect of which, among other things, Eagle Rock Energy has earned and paid at least $1.45 (the minimum quarterly distribution on an annualized basis) on each outstanding limited partner unit and general partner unit for each of the three consecutive, non-overlapping four quarter periods immediately preceding such date and any outstanding arrearages on the common units have been paid.  Alternatively, the subordination period will end on the first business day after Eagle Rock Energy earned and paid at least $0.5438 per quarter (150% of the minimum quarter distribution, or $2.175 on an annualized basis) on each outstanding limited partner unit and general partner unit for any four consecutive quarters ending on or after September 30, 2007 and there are no outstanding arrearages on the common units.  In addition, the subordination period will end upon the removal of Eagle Rock Energy’s general partner other than for cause if the units held by Eagle Rock Energy’s general partner and its affiliates are not voted in favor of such removal, at which point all outstanding common unit arrearages would be extinguished.  For the three months ended March 31, 2009, June 30, 2009 and September 30, 2009, Eagle Rock Energy did not pay the full minimum quarterly distribution amount.  The third quarter Common Unit Arrearage is $0.3375 per common unit.  The Cumulative Common Unit Arrearage is expected to increase to $1.0125 per common unit with the payment of the second quarter distribution on August 14, 2009.  Both Common Unit Arrearage and Cumulative Common Unit Arrearage are terms defined in Eagle Rock Energy’s partnership agreement.

NOTE 9. MEMBERS’ EQUITY

At September 30, 2009, member’s deficit consisted of the Partnership’s initial $1,000 capitalization adjusted for the Partnership’s share of the losses and other equity transactions of Eagle Rock Energy.  As of September 30, 2009, there are 844,551 general partner units outstanding.

NOTE 10. RELATED PARTY TRANSACTIONS

    During the nine months ended September 30, 2009, Eagle Rock Energy incurred expenses with related parties, of which there was an outstanding accounts payable balance of $0.6 million as of September 30, 2009.

    During the nine months ended September 30, 2009, Eagle Rock Energy incurred approximately $1.0 million for services performed by Stanolind Field Services (“SFS”), which is an entity controlled by Natural Gas Partners (“NGP”).  As of September 30, 2009, there were less than $0.1 million outstanding accounts payable balances.

    As of September 30, 2009, Eagle Rock Energy G&P, LLC had $10.9 million of outstanding checks paid on behalf of Eagle Rock Energy. This amount was recorded as Due to Affiliate on Eagle Rock Energy’s balance sheet in current liabilities. As the checks are drawn against Eagle Rock Energy G&P, LLC’s cash accounts, Eagle Rock Energy reimburses Eagle Rock Energy G&P, LLC.

    Eagle Rock Energy is leasing office space from Montierra Minerals & Production, L.P. (“Montierra”), which is owned by NGP and certain members of Eagle Rock Energy’s senior management, including the Chief Executive Officer.  In addition, Eagle Rock Energy was reimbursed by Montierra for services performed by its employees on behalf of Montierra.  As of September 30, 2009, Eagle Rock Energy has an outstanding receivable balance of less than $0.1 million due from Montierra and an outstanding payable balance of $0.7 million due to Montierra.

    As of September 30, 2009, Eagle Rock Energy had an outstanding receivable balance of $0.9 million due from an affiliate of NGP.

    On September 18, 2009, Eagle Rock Energy announced that the Board of Directors of the Partnership’s general partner (the “Board of Directors”) received a letter from Natural Gas Partners VII, L.P. and Natural Gas Partners VIII, L.P. (collectively with Natural Gas Partners IX, L.P. and other affiliates, “NGP”) wherein NGP proposed a series of transactions between NGP and Eagle Rock Energy.

    On October 13, 2009, Eagle Rock Energy announced that the Conflicts Committee of its Board of Directors (“Conflicts Committee”) received a letter from NGP as a follow-up to NGP’s original proposal which included a term sheet setting forth revised terms and conditions to NGP’s original proposal.  The revised proposal contemplated, in exchange for a $32.5 million fee payable to NGP, an equity commitment (including a standby equity commitment to support a public equity offering by Eagle Rock Energy), a commitment to purchase Eagle Rock Energy’s Minerals Business for $145 million subject to a marketed sales process, the contribution to Eagle Rock Energy of all outstanding subordinated units and incentive distribution rights, and an option to acquire the General Partner. The proposal also contemplated a new incentive plan for its management team.

    On October 17, 2009, Eagle Rock Energy announced that its Board of Directors received a proposal from Black Stone Minerals Company, L.P. (“Black Stone”), which included, among other terms and conditions, an offer by Black Stone and certain of its co-investors (collectively, “BSMC”) to purchase Eagle Rock Energy’s Minerals Business for $157.5 million and to provide a standby equity investment commitment in support of a public equity offering by Eagle Rock Energy.

    On November 7, 2009, Eagle Rock Energy announced that its Conflicts Committee received a joint proposal from NGP and Black Stone that revises, and serves as a replacement of, each of their respective most recent individual proposals to Eagle Rock Energy (the “Joint Proposal”).  The Joint Proposal contemplates the following, among other things:

•	a commitment by NGP to participate in a portion of, and provide support for (“back-stop”), a rights offering and an equity offering;

•	a commitment by Black Stone to purchase Eagle Rock Energy’s Minerals Business for $170 million;

•	an assignment to Eagle Rock Energy of all its incentive distribution rights and subordinated units;

•
an option in favor of Eagle Rock Energy to acquire its 844,551 outstanding general partner units by acquiring all of the outstanding equity of the General Partner and all of the Partnership’s limited partner units, in exchange for one million newly-issued common units; and

•	the payment by Eagle Rock Energy to NGP of a transaction fee, payable at Eagle Rock Energy’s option as $29 million in cash or as some combination of cash, common units and/or warrants.

    At management’s request to the Conflicts Committee of the Board of Directors (“Conflicts Committee”), the new incentives for the management team that were included in NGP’s prior proposals were not included in the Joint Proposal.

    Because a transaction between NGP and Eagle Rock Energy would be a related-party transaction, the Board of Directors previously authorized its Conflicts Committee to review the prior NGP proposals with the Conflicts Committee’s financial advisors and legal counsel and negotiate same with NGP on behalf of Eagle Rock Energy.  Because the Joint Proposal would be a related-party transaction, the Conflicts Committee is similarly authorized to review the Joint Proposal with its financial and legal counsel.

    Eagle Rock Energy cautions its unitholders that the Joint Proposal is not binding at this time, that neither the Board of Directors nor the Conflicts Committee has made any final decision with respect to the Joint Proposal, and that there can be no assurance that any definitive documents will be executed or that any transaction will be approved or consummated.

NOTE 11. FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective January 1, 2008, Eagle Rock Energy adopted authoritative guidance which, among other things, requires enhanced disclosures about assets and liabilities carried at fair value.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Eagle Rock Energy utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk inherent in the inputs to the valuation technique. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets and liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide information on an ongoing basis.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the market place throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

As of September 30, 2009, Eagle Rock Energy has recorded its interest rate swaps and commodity derivative instruments (see Note 12), which includes crude, natural gas and natural gas liquids (“NGLs”) at fair value. Eagle Rock Energy has classified the inputs to measure the fair value of its interest rate swaps, crude derivatives and natural gas derivatives as Level 2. Because the NGL market is considered to be less liquid and thinly traded, Eagle Rock Energy has classified the inputs related to its NGL derivatives as Level 3.

The following table discloses the fair value of the Eagle Rock Energy’s derivative instruments as of September 30, 2009.

	Level 1	Level 2	Level 3	Total
	($ in thousands)
Assets:
Crude derivatives	$—	$23,590	$—	$23,590
Natural gas derivatives	—	7,348	—	7,348
NGL derivatives	—	—	610	610
Interest rate swaps	—	194	—	194
Total	$—	$31,132	$610	$31,742
Liabilities:
Crude derivatives	$—	$(30,435)	$—	$(30,435)
Natural gas derivatives	—	(1,102)	—	(1,102)
NGL derivatives	—	—	(4,462)	(4,462)
Interest rate swaps	—	(30,395)	—	(30,395)
Total	$—	$(61,932)	$(4,462)	$(66,394)

As of September 30, 2009, risk management current and long-term assets in the unaudited condensed consolidated balance sheet include put premium and other derivative costs, net of amortization, of $10.1 million and $1.7 million, respectively.

    Eagle Rock Energy values its Level 3 NGL derivatives using forward curves, volatility curves, volatility skew parameters, interest rate curves and model parameters.

    The carrying amount of cash equivalents is believed to approximate their fair values because of the short maturities of these instruments.  The fair value of accounts receivable and accounts payable are not materially different from their carrying amounts because of the short-term nature of these instruments.

NOTE 12. RISK MANAGEMENT ACTIVITIES

    Interest Rate Derivative Instruments

    To mitigate its interest rate risk, Eagle Rock Energy entered into various interest rate swaps. These swaps convert a portion of the variable-rate interest obligations into fixed-rate interest obligations. The purpose of entering into this swap is to eliminate interest rate variability by converting LIBOR-based variable-rate payments to fixed-rate payments through the end of 2012.  Eagle Rock Energy has not designated any of its interest rate swaps as hedges.

    On March 30, 2009, Eagle Rock Energy amended all of its existing interest rate swaps to change the interest rate Eagle Rock Energy received from three month LIBOR to one month LIBOR through January 9, 2011.  During this time period, the fixed rate to be paid by Eagle Rock Energy was reduced, on average, by 20 basis points.  After January 9, 2011, the interest rate to be received by Eagle Rock Energy will change back to three month LIBOR and the fixed rate Eagle Rock Energy pays will revert back to the original rate through the end of swap maturities in 2012.

    The table below summarizes the terms, notional amounts and rates to be paid and the fair values of the various interest swaps as of September 30, 2009:

Roll Forward Effective Date	Expiration Date	Notional Amount	Fixed Rate (a)
12/31/2008	12/31/2012	$150,000,000	2.360% / 2.560%
09/30/2008	12/31/2012	150,000,000	4.105% / 4.295%
10/03/2008	12/31/2012	300,000,000	3.895% / 4.095%

(a)	First amount is the rate Eagle Rock Energy pays through January 9, 2011 and the second amount is the interest rate Eagle Rock Energy pays from January 10, 2011 through December 31, 2012.

    Eagle Rock Energy’s interest rate derivative counterparties include Wells Fargo Bank N.A. / Wachovia Bank N.A and The Royal Bank of Scotland plc.

    Commodity Derivative Instruments

    The prices of crude oil, natural gas and NGLs are subject to fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors which are beyond Eagle Rock Energy’s control.  These risks can cause significant changes in Eagle Rock Energy’s cash flows and affect its ability to achieve its distribution objective and comply with the covenants of its revolving credit facility.  In order to manage the risks associated with the future prices of crude oil, natural gas and NGLs, Eagle Rock Energy engages in non-speculative risk management activities that take the form of commodity derivative instruments.  Eagle Rock Energy has determined that it is necessary to hedge a substantial portion of its expected production in order to meaningfully reduce its future cash flow volatility.  Eagle Rock Energy generally limits its hedging levels to 80% of expected future production.   While hedging at this level of production does not eliminate all of the volatility in Eagle Rock Energy’s cash flows, it allows Eagle Rock Energy to mitigate the risk of situations where a modest loss of production would put it in an over-hedged position.  Eagle Rock Energy may hedge for periods of time above the 80% of expected future production levels where it deems it prudent to reduce extreme future price volatility.  However, hedging to that level requires approval of the Board of Directors, which Eagle Rock Energy has obtained for its 2009 and 2010 hedging activity.  At times, Eagle Rock Energy’s strategy may involve entering into hedges with strike prices above current future prices or resetting existing hedges to higher price levels in order to meet its cash flow objectives or to stay in compliance with its revolving credit facility.  In addition, Eagle Rock Energy may also terminate or unwind hedges or portions of hedges when the expected future volumes do not support the level of hedges.  Expected future production for its Upstream and Minerals Businesses is derived from the proved reserves, adjusted for price-dependent expenses and revenue deductions.  For the Midstream Business, expected future production is based on the expected production from wells currently flowing to Eagle Rock Energy’s processing plants, plus additional volumes Eagle Rock Energy expects to receive from future drilling activity by its producer customer base.  Eagle Rock Energy’s expectations for its Midstream Business volumes associated with future drilling are based on information it receives from its producer customer base and historical observations. Eagle Rock Energy applies the appropriate contract terms to these projections to determine its expected future equity share of the commodities.

Eagle Rock Energy uses put options, costless collars and fixed-price swaps to achieve its hedging objectives, and often hedges its expected future volumes of one commodity with derivatives of the same commodity.  In some cases, however, Eagle Rock Energy believes it is better to hedge future changes in the price of one commodity with a derivative of another commodity, which it refers to as “cross-commodity” hedging.  Eagle Rock Energy will often hedge the changes in future NGL prices (propane and heavier) using crude oil hedges because NGL prices have been highly correlated to crude oil prices and hedging NGLs directly is usually less attractive due to the relative illiquidity in the NGL forward market.  Eagle Rock Energy will also use natural gas hedges to hedge a portion of its expected future ethane production because forward prices for ethane are often heavily discounted from its current prices.  Also, natural gas prices provide support for ethane prices because in many processing plants ethane can be recombined with the residue gas stream and sold as natural gas.  When Eagle Rock Energy uses cross-commodity hedging, it will convert the expected volumes of the underlying commodity to equivalent volumes of the hedged commodity.  In the case of NGLs hedged with crude oil derivatives, these conversions are based on the linear regression of the prices of the two commodities observed during the previous 36 months and management’s judgment regarding future price relationships of the commodities.   In the case where ethane is hedged with natural gas derivatives, the conversion is based on the thermal content of ethane.

Eagle Rock Energy has a risk management policy which allows management to execute crude oil, natural gas and NGL hedging instruments in order to reduce exposure to substantial adverse changes in the prices of these commodities. Eagle Rock Energy continually monitors and ensures compliance with this risk management policy through senior level executives in its operations, finance and legal departments.

Eagle Rock Energy has not designated any of its commodity derivative instruments as hedges and therefore is marking these derivative contracts to fair value.  Changes in fair values of the commodity derivative instruments are recorded as an adjustment to the mark-to-market gains (losses) on risk management transactions within revenue.

Eagle Rock Energy’s commodity derivative counterparties include BNP Paribas, Wachovia Bank N.A, Comerica Bank, Barclays Bank PLC, Bank of Nova Scotia, The Royal Bank of Scotland plc, Bank of America N.A., J Aron and Company (an affiliate of Goldman Sachs), BBVA Compass Bank and Credit Suisse Energy LLC (an affiliate of Credit Suisse Group AG).

    On January 8, 2009, Eagle Rock Energy executed a series of hedging transactions that involved the unwinding of a portion of existing “in-the-money” 2011 and 2012 WTI crude oil swaps and collars, and the unwinding of two “in-the-money” 2009 WTI crude oil collars. With these transactions, and an additional $13.9 million of cash, Eagle Rock Energy purchased a 2009 WTI crude oil swap on 60,000 barrels per month beginning January 1, 2009 at an “in-the-money” level of $97 per barrel. Both the unwound hedges and new hedges relate to expected volumes in Eagle Rock Energy’s Midstream and Minerals Segments.

    The following table, as of September 30, 2009, sets forth certain information regarding Eagle Rock Energy’s commodity derivatives that will mature during the year ended December 31, 2009 (excluding transactions and volumes that settled or were unwound during the nine months ended September 30, 2009):

Underlying	Period	Total Notional Volumes (units)	Type	Floor Strike Price ($/unit)	Cap Strike Price ($/unit)
Natural Gas:
IF Waha	Oct-Dec 2009	60,000 mmbtu	Costless Collar	7.50	8.90
NYMEX Henry Hub	Oct-Dec 2009	40,000 mmbtu	Costless Collar	6.25	11.20
NYMEX Henry Hub	Oct-Dec 2009	170,000 mmbtu	Costless Collar	7.85	9.25
NYMEX Henry Hub	Oct-Dec 2009	170,000 mmbtu	Swap	8.35
NYMEX Henry Hub	Oct-Dec 2009	140,000 mmbtu	Swap	6.685
NYMEX Henry Hub	Oct-Dec 2009	140,000 mmbtu	Swap	6.885
Crude Oil:
NYMEX WTI	Oct-Dec 2009	18,000 bbls	Costless Collar	60.00	77.00
NYMEX WTI	Oct-Dec 2009	15,000 bbls	Costless Collar	93.00	100.85
NYMEX WTI	Oct-Dec 2009	21,000 bbls	Put	90.00
NYMEX WTI	Oct-Dec 2009	15,000 bbls	Put	100.00
NYMEX WTI	Oct-Dec 2009	75,000 bbls	Swap	71.25
NYMEX WTI	Oct-Dec 2009	150,000 bbls	Swap	100.00
NYMEX WTI (1)	Oct-Dec 2009	180,000 bbls	Swap	97.00
Natural Gas Liquids:
OPIS Ethane Mt Belv non TET	Oct-Dec 2009	1,260,000 gallons	Costless Collar	0.48	0.58
OPIS Ethane Mt Belv non TET	Oct-Dec 2009	1,260,000 gallons	Swap	0.53
OPIS Ethane Mt Belv non TET	Oct-Dec 2009	3,150,000 gallons	Swap	0.6361
OPIS IsoButane Mt Belv non TET	Oct-Dec 2009	315,000 gallons	Costless Collar	0.935	1.035
OPIS IsoButane Mt Belv non TET	Oct-Dec 2009	315,000 gallons	Swap	0.985
OPIS IsoButane Mt Belv non TET	Oct-Dec 2009	368,676 gallons	Swap	1.295
OPIS NButane Mt Belv non TET	Oct-Dec 2009	693,000 gallons	Costless Collar	0.935	1.035
OPIS NButane Mt Belv non TET	Oct-Dec 2009	693,000 gallons	Swap	0.985
OPIS NButane Mt Belv non TET	Oct-Dec 2009	732,732 gallons	Swap	1.2775
OPIS Propane Mt Belv non TET	Oct-Dec 2009	1,323,000 gallons	Costless Collar	0.765	0.815
OPIS Propane Mt Belv non TET	Oct-Dec 2009	1,323,000 gallons	Swap	0.815
OPIS Propane Mt Belv non TET	Oct-Dec 2009	1,890,000 gallons	Swap	1.0925
OPIS Propane Mt Belv non TET	Oct-Dec 2009	542,556 gallons	Swap	1.0775
OPIS Propane Mt Belv non TET	Oct-Dec 2009	481,194 gallons	Swap	1.0875

(1)
6,000 barrels of this “in-the-money” swap were “unwound” as part of the October 8, 2009 hedge transactions.  Also as part of an October 8, 2009 hedge transaction, 114,000 barrels were reset from $97.00 to $135.00 for the months of November and December of 2009.  See additional discussion of the October 8, 2009 transaction below.

    During the nine months ended September 30, 2009, Eagle Rock Energy entered into the following derivative transactions for the 2010 calendar year: a 125,000 MMBtu per month Henry Hub natural gas swap at $6.65 per MMBtu on January 19, 2009, a 170,000 MMBtu per month Henry Hub natural gas swap at $6.14 per MMBtu on February 17, 2009, a 45,000 barrel per month WTI crude oil swap at $53.55 per barrel on February 17, 2009 and a 40,000 barrel per month WTI crude oil swap at $51.40 per barrel on February 19, 2009.

The following table, as of September 30, 2009, sets forth certain information regarding Eagle Rock Energy’s commodity derivatives that will mature during the year ended December 31, 2010:

Underlying	Period	Total Notional Volumes (units)	Type	Floor Strike Price ($/unit)	Cap Strike Price ($/unit)
Natural Gas:
NYMEX Henry Hub	Jan-Dec 2010	1,320,000 mmbtu	Costless Collar	$ 7.70	$ 9.10
NYMEX Henry Hub	Jan-Dec 2010	1,500,000 mmbtu	Swap	6.65
NYMEX Henry Hub	Jan-Dec 2010	2,040,000 mmbtu	Swap	6.14
Crude Oil:
NYMEX WTI	Jan-Dec 2010	60,000 bbls	Costless Collar	50.00	67.50
NYMEX WTI	Jan-Dec 2010	60,000 bbls	Costless Collar	50.00	68.00
NYMEX WTI	Jan-Dec 2010	108,000 bbls	Costless Collar	90.00	99.80
NYMEX WTI	Jan-Dec 2010	180,000 bbls	Costless Collar	50.00	67.50
NYMEX WTI	Jan-Dec 2010	180,000 bbls	Costless Collar	50.00	68.30
NYMEX WTI	Jan-Dec 2010	60,000 bbls	Put	100.00
NYMEX WTI	Jan-Dec 2010	72,000 bbls	Put	90.00
NYMEX WTI	Jan-Dec 2010	120,000 bbls	Swap	78.35
NYMEX WTI	Jan-Dec 2010	300,000 bbls	Swap	70.00
NYMEX WTI(1)	Jan-Dec 2010	540,000 bbls	Swap	53.55
NYMEX WTI	Jan-Dec 2010	480,000 bbls	Swap	51.40
Natural Gas Liquids:
OPIS Ethane Mt Belv non TET	Jan-Dec 2010	4,536,000 gallons	Costless Collar	0.43	0.53
OPIS Ethane Mt Belv non TET	Jan-Dec 2010	4,536,000 gallons	Swap	0.58
OPIS IsoButane Mt Belv non TET	Jan-Dec 2010	2,520,000 gallons	Costless Collar	0.82	1.02
OPIS IsoButane Mt Belv non TET	Jan-Dec 2010	5,544,000 gallons	Costless Collar	0.82	1.02
OPIS IsoButane Mt Belv non TET	Jan-Dec 2010	5,040,000 gallons	Costless Collar	0.705	0.81
OPIS IsoButane Mt Belv non TET	Jan-Dec 2010	5,040,000 gallons	Swap	0.755

(1)	On November 2, 2009, 135,000 barrels were reset from $53.55 to $95.00 for the months of January, February and March 2010. See additional discussion of the November 2, 2009 transaction below.

    During the nine months ended September 30, 2009, Eagle Rock Energy entered into the following derivative transactions for its 2011 calendar year: a 30,000 barrel per month NYMEX WTI swap at $65.60 per barrel on March 31, 2009, a 10,000 barrel per month NYMEX WTI swap at $65.10 per barrel on April 1, 2009, a 20,000 barrel per month NYMEX WTI swap at $75.00 per barrel on June 1, 2009, a 20,000 barrel per month NYMEX WTI swap at $80.05 per barrel on June 9, 2009, a 60,000 MMBtu per month HENRY HUB swap at $7.085 per MMBtu on June 9, 2009 and a 190,000 MMBtu per month Henry Hub swap at $6.57 per MMBtu on July 30, 2009.

    The following table, as of September 30, 2009, sets forth certain information regarding Eagle Rock Energy’s commodity derivatives that will mature during the year ended December 31, 2011:

Underlying	Period	Total Notional Volumes (units)	Type	Floor Strike Price ($/unit)	Cap Strike Price ($/unit)
Natural Gas:
NYMEX Henry Hub	Jan-Dec 2011	1,200,000 mmbtu	Costless Collar	$ 7.50	$ 8.85
NYMEX Henry Hub	Jan-Dec 2011	720,000 mmbtu	Swap	7.085
NYMEX Henry Hub	Jan-Dec 2011	2,280,000 mmbtu	Swap	6.57
Crude Oil:
NYMEX WTI(1)	Jan-Dec 2011	139,152 bbls	Costless Collar	75.00	85.70
NYMEX WTI(2)	Jan-Dec 2011	125,256 bbls	Swap	80.00
NYMEX WTI	Jan-Dec 2011	360,000 bbls	Swap	65.60
NYMEX WTI	Jan-Dec 2011	120,000 bbls	Swap	65.10
NYMEX WTI	Jan-Dec 2011	240,000 bbls	Swap	75.00
NYMEX WTI	Jan-Dec 2011	240,000 bbls	Swap	80.05

(1)	460,848 barrels of this costless collar were “unwound” as part of the January 8, 2009 hedge transactions.
(2)	414,744 barrels of this swap were “unwound” as part of the January 8, 2009 hedge transactions.

    During the nine months ended September 30, 2009, Eagle Rock Energy entered into the following derivative transactions for its 2012 calendar year: a 20,000 barrel per month NYMEX WTI swap at $68.30 per barrel on April 1, 2009, a 20,000 barrel per month NYMEX WTI swap at $76.50 per barrel on June 1, 2009, a 20,000 barrel per month NYMEX WTI swap at $82.02 per barrel on June 9, 2009 and a 260,000 MMBtu per month Henry Hub swap at $6.77 per MMBtu on July 30, 2009.

    The following table, as of September 30, 2009, sets forth certain information regarding Eagle Rock Energy’s commodity derivatives that will mature during the year ended December 31, 2012:

Underlying	Period	Total Notional Volumes (units)	Type	Floor Strike Price ($/unit)	Cap Strike Price ($/unit)
Natural Gas:
NYMEX Henry Hub	Jan-Dec 2012	1,080,000 mmbtu	Costless Collar	$ 7.35	$ 8.65
NYMEX Henry Hub	Jan-Dec 2012	3,120,000 mmbtu	Swap	$ 6.77
Crude Oil:
NYMEX WTI(1)	Jan-Dec 2012	135,576 bbls	Costless Collar	75.30	86.30
NYMEX WTI(2)	Jan-Dec 2012	108,468 bbls	Swap	68.30
NYMEX WTI	Jan-Dec 2012	240,000 bbls	Swap	80.30
NYMEX WTI	Jan-Dec 2012	240,000 bbls	Swap	76.50
NYMEX WTI	Jan-Dec 2012	240,000 bbls	Swap	82.02

(1)	464,424 barrels of this costless collar were “unwound” as part of the January 8, 2009 hedge transactions.
(2)	371,532 barrels of this swap were “unwound” as part of the January 8, 2009 hedge transactions.

    On October 8, 2009, Eagle Rock Energy unwound a portion of an “in-the-money” 2009 WTI crude oil swap and reset the remaining portion.  For the first part of the transaction, Eagle Rock Energy bought 3,000 barrels per month for the months of November and December of 2009, for which Eagle Rock Energy received $0.1 million from the counterparty.  For the second part of the transaction, Eagle Rock Energy reset, from $97.00 to $135.00, the swap price for the remaining 57,000 barrels a month for the months of November and December of 2009, for which Eagle Rock Energy paid the counterparty $4.3 million.

    On October 22, 2009, Eagle Rock Energy entered into a 30,000 barrel per month WTI crude oil costless collar with a floor of $80.00 and a cap of $92.40 for the 2011 calendar year and a 30,000 barrel per month WTI crude oil costless collar with a floor of $80.00 and a cap of $98.50 for the 2012 calendar year.

    On November 2, 2009, Eagle Rock Energy reset a 2010 WTI crude oil swap, from $53.55 to $95.00, the swap price for 45,000 barrels a month for the months of January, February and March 2010, for which Eagle Rock Energy paid the counterparty $5.7 million.

    Fair Value of Interest Rate and Commodity Derivatives

    Fair values of interest rate and commodity derivative instruments not designated as hedging instruments in the unaudited condensed consolidated balance sheet as of September 30, 2009:

	Derivative Assets		Derivative Liabilities
($ in thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Interest rate derivatives – assets	Long-term assets	$194		$—
Interest rate derivatives – liabilities		—	Current liabilities	(16,048)
Interest rate derivatives – liabilities		—	Long-term liabilities	(14,347)
Commodity derivatives – assets	Current assets	26,017		—
Commodity derivatives – assets	Long-term assets	5,531		—
Commodity derivatives – liabilities		—	Current liabilities	(18,940)
Commodity derivatives – liabilities		—	Long-term liabilities	(17,059)
Total derivatives		$31,742		$(66,394)

    Eagle Rock Energy’s hedge counterparties are participants in its credit agreement, and the collateral for the outstanding borrowings under Eagle Rock Energy’s credit agreement is used as collateral for its hedges.  Eagle Rock Energy does not have rights to collateral from its counterparties, nor does it have rights of offset against borrowings under its credit agreement.

NOTE 13. COMMITMENTS AND CONTINGENT LIABILITIES

    Litigation—Eagle Rock Energy is subject to lawsuits which arise from time to time in the ordinary course of business, such as the interpretation and application of contractual terms related to the calculation of payment for liquids and natural gas proceeds. Eagle Rock Energy’s accruals were approximately $0.1 million as of September 30, 2009 related to these matters. Eagle Rock Energy has been indemnified up to a certain dollar amount for certain lawsuits that were assumed as part of prior acquisitions. If there ultimately is a finding against Eagle Rock Energy in the indemnified cases, Eagle Rock Energy would expect to make a claim against the indemnification up to the limits of the indemnification. For these indemnified lawsuits, Eagle Rock Energy has not established any accruals because Eagle Rock Energy considers remote the likelihood of these lawsuits being successful in amounts in excess of the indemnification limits. These matters are not expected to have a material adverse effect on Eagle Rock Energy’s financial position, results of operations or cash flows.

Insurance—Eagle Rock Energy covers its operations and assets with insurance which management believes is consistent with that in force for other companies engaged in similar commercial operations with similar type properties.  This insurance includes: (1) commercial general liability insurance covering liabilities to third parties for bodily injury, property damage and pollution arising out of Eagle Rock Energy operations; (2) workers’ compensation liability coverage for employees to required statutory limits; (3) automobile liability insurance covering liability to third parties for bodily injury and property damage arising out of the operation of all owned, hired and non-owned vehicles by Eagle Rock Energy’s employees on company business; (4) property insurance covering the replacement cost of all owned real and personal property, including coverage for losses due to boiler and machinery breakdown, earthquake, flood and consequent business interruption/extra expense; (5) control of well/operator’s extra expense insurance for operated and non operated wells in the Upstream Segment; and (6) corporate liability insurance including coverage for Directors and Officers and Employment Practices liabilities.  In addition, Eagle Rock Energy maintains excess liability insurance providing limits in excess of the established primary limits for commercial general liability and automobile liability insurance.

    All coverages are subject to industry accepted policy terms, conditions, limits and deductibles comparable to that obtained by other energy companies with similar operations. The cost of insurance for the energy industry continued to fluctuate over the past year, reflecting the changing conditions in the insurance markets.

    Regulatory Compliance—In the ordinary course of business, Eagle Rock Energy is subject to various laws and regulations. In the opinion of management, Eagle Rock Energy is in material compliance with existing laws and regulations.

    Environmental—The operation of pipelines, plants and other facilities for gathering, transporting, processing, treating, or storing natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, Eagle Rock Energy must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal and other environmental matters. The cost of planning, designing, constructing and operating pipelines, plants, and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements and the issuance of injunctions or restrictions on operation. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on Eagle Rock Energy’s combined results of operations, financial position or cash flows. At September 30, 2009, Eagle Rock Energy had accrued approximately $4.9 million for environmental matters.

    Eagle Rock Energy has voluntarily undertaken a self-audit of its compliance with air quality standards, including permitting in the Texas Panhandle Segment as well as a majority of its other Midstream Business locations and some of its Upstream Business locations in Texas. This audit has been performed pursuant to the Texas Environmental, Health and Safety Audit Privilege Act, as amended. Eagle Rock Energy has completed the disclosures to the Texas Commission on Environmental Quality (“TCEQ”), and Eagle Rock Energy is addressing in due course the deficiencies that it disclosed therein.  Eagle Rock Energy does not foresee at this time any impediment to the timely corrective efforts identified as a result of these audits.

    Subsequent to December 31, 2008, Eagle Rock Energy received additional Notices of Enforcement (“NOEs”) and Notices of Violation (“NOVs”) from the TCEQ related to air compliance matters.  Eagle Rock Energy expects to receive additional NOEs or NOVs from the TCEQ from time to time throughout 2009.  Though the TCEQ has the discretion to adjust penalties and settlements upwards based on a compliance history containing multiple, successive NOEs, Eagle Rock Energy does not expect that the resolution of any existing NOE or any future similar NOE will vary significantly from the administrative penalties and agreed settlements experienced by it to date.

    Retained Revenue Interest—Certain assets in Eagle Rock Energy’s Upstream Segment are subject to retained revenue interests.  These interests were established under purchase and sale agreements that were executed by Eagle Rock Energy’s predecessors in title.  The terms of these agreements entitle the owners of the retained revenue interests to a portion of the revenues received from the sale of the hydrocarbons above specified base oil and natural gas prices.  These retained revenue interests do not represent a real property interest in the hydrocarbons.  Eagle Rock Energy’s reported revenues are reduced to account for the retained revenue interests on a monthly basis.

    The retained revenue interests affect Eagle Rock Energy’s interest at the Big Escambia Creek, Flomaton and Fanny Church fields in Escambia County, Alabama.  With respect to Eagle Rock Energy’s Flomaton and Fanny Church fields, Eagle Rock Energy is currently making payments in satisfaction of the retained revenue interests.   With respect to Eagle Rock Energy’s Big Escambia Creek field, these payments are expected to begin in 2010 and continue through the end of 2019.

    Other Commitments—Eagle Rock Energy utilizes operating leases for its corporate office, certain rights-of way, facility locations and vehicles.

NOTE 14. SEGMENTS

Based on Eagle Rock Energy’s approach to managing its assets, Eagle Rock Energy believes its operations consist of four geographic segments in its Midstream Business, one upstream segment that is its Upstream Business, one minerals segment that is its Minerals Business and one functional (corporate) segment:

(i)	Midstream—Texas Panhandle Segment:

gathering, compressing, processing and treating natural gas and marketing of natural gas, NGLs and condensate in the Texas Panhandle;

(ii)	Midstream—South Texas Segment:

gathering, compressing, processing and treating natural gas and marketing of natural gas, NGLs and condensate in South Texas and West Texas;

(iii)	Midstream—East Texas/Louisiana Segment:

gathering, compressing, processing, treating and transporting natural gas and marketing of natural gas, NGLs and condensate and related NGL transportation in East Texas and Louisiana;

(iv)	Midstream—Gulf of Mexico Segment:

gathering and processing of natural gas and fractionating, transporting and marketing of NGLs in South Louisiana, Gulf of Mexico and inland waters of Texas;

(v)	Upstream Segment:

crude oil, natural gas and sulfur production from operated and non-operated wells;

(vi)	Minerals Segment:

fee minerals and royalties, lease bonus and rental income either through direct ownership or through investment in other partnerships; and

(vii)	Corporate Segment:

risk management and other corporate activities such as general and administrative expenses.

Eagle Rock Energy’s chief operating decision-maker (“CODM”) currently reviews its operations using these segments. The CODM evaluates segment performance based on segment operating income or loss from continuing operations. Summarized financial information concerning Eagle Rock Energy’s reportable segments is shown in the following table:

As of September 30, 2009	Texas Panhandle Segments	South Texas Segment	East Texas/ Louisiana Segment	Gulf of Mexico Segment	Total Midstream Segments
	($ in thousands)
Segment Assets	$556,963	$66,758	$324,893	$86,789	$1,035,403

As of September 30, 2009	Total Midstream Segments	Upstream Segment	Minerals Segment	Corporate Segment	Total Segments
	($ in thousands)
Segment Assets	$1,035,403	$373,172	$135,844	$46,423	$1,590,842

NOTE 15. INCOME TAXES

Deferred Taxes - As of September 30, 2009, the net deferred tax liability was $40.4 million and is primarily attributable to temporary book and tax basis differences of the entities subject to federal income taxes discussed above.  These temporary differences result in a net deferred tax liability which will be reduced as allocation of depreciation and depletion in proportion to the assets contributed brings the book and tax basis closer together over time.  This deferred tax liability was recognized in conjunction with the purchase accounting for the Stanolind and Redman acquisitions.

Accounting for Uncertainty in Income Taxes - Eagle Rock Energy must recognize the tax effects of any uncertain tax positions it may adopt, if the position taken by Eagle Rock Energy is not more likely than not sustainable.  If a tax position meets such criteria, the tax effect to be recognized by Eagle Rock Energy would be the largest amount of benefit with more than a 50% chance of being realized upon settlement. This guidance was effective January 1, 2007, and Eagle Rock Energy’s adoption of this guidance had and continues to have no material impact on its financial position, results of operations or cash flows.

NOTE 16. EQUITY-BASED COMPENSATION

Eagle Rock Energy G&P, LLC, the general partner of the general partner for Eagle Rock Energy Partners, L.P., has a long-term incentive plan (“LTIP”), as amended, for its employees, directors and consultants who provide services to the Partnership and its subsidiaries and affiliates.  The LTIP covers an aggregate of 2,000,000 common units to be granted either as options, restricted units or phantom units.   As to outstanding restricted units, distributions associated with the restricted units will be distributed directly to the awardees. The Partnership has historically only issued restricted units under the LTIP.  No options or phantom units have been issued to date.  At September 30, 2009, there were 793,739 nonvested restricted units with a weighted average grant date fair value of $13.58.

As of September 30, 2009, unrecognized compensation costs related to the outstanding restricted units under the LTIP totaled approximately $7.6 million. The remaining expense is to be recognized over a weighted average of 1.5 years.

NOTE 17.  DISCONTINUED OPERATIONS

    On April 1, 2009, Eagle Rock Energy sold its producer services business (which was accounted for in its South Texas Segment) by assigning and novating the contracts under this business to a third-party purchaser.  Eagle Rock Energy sold the producer services business to a third-party purchaser as it was a low-margin business that was not core to Eagle Rock Energy’s operations. Eagle Rock Energy received an initial payment of $0.1 million for the sale of the business.  In addition Eagle Rock Energy received a contingency payment of $0.1 million in October 2009. Eagle Rock Energy will also continue to receive a monthly payment equivalent to $0.01 per MMbtu on the volume of gas that flows pursuant to the assigned contracts through March 31, 2011.  Producer services was a business in which Eagle Rock Energy would negotiate new well connections on behalf of small producers to pipelines other than its own.

NOTE 19.  SUBSIDIARY GUARANTORS

    The obligations under Eagle Rock Energy’s revolving credit facility are secured by first priority liens on substantially all of Eagle Rock Energy’s assets, including a pledge of all of the capital stock of each of its subsidiaries.  All guarantees are full and unconditional and joint and several guarantees.  In accordance with practices accepted by the SEC, Eagle Rock Energy has prepared an Unaudited Condensed Consolidating Balance Sheet as supplemental information.  The following Unaudited Condensed Consolidating Balance Sheet at September 30, 2009 present financial information for Eagle Rock Energy Partners, L.P. as the Parent on a stand-alone basis (carrying any investments in subsidiaries under the equity method), financial information for the subsidiary guarantors, which are all fully owned by the Parent, on a stand-alone basis, and the consolidation and elimination entries necessary to arrive at the information for Eagle Rock Energy on a consolidated basis.  The subsidiary guarantors are not restricted from making distributions to Eagle Rock Energy.

Unaudited Condensed Consolidating Balance Sheet
September 30, 2009
(in thousands)	Parent Issuer	Subsidiary Guarantors	Consolidating Entries	Total

ASSETS:
Accounts receivable – related parties	$101,348	$—	$(101,348)	$—
Other current assets	13,590	97,527	—	111,117
Total property, plant and equipment, net	9	1,313,377	—	1,313,386
Investment in subsidiaries	1,300,981	—	(1,300,981)	—
Total other long-term assets	6,887	159,452	—	166,339
Total assets	$1,422,815	$1,570,356	$(1,402,329)	$1,590,842
LIABILITIES AND EQUITY:
Accounts payable – related parties	$—	$101,348	$(101,348)	$—
Other current liabilities	29,762	94,107	—	123,869
Other long-term liabilities	19,833	73,920	—	93,753
Long-term debt	774,383	—	—	774,383
Equity	598,837	1,300,981	(1,300,981)	598,837
Total liabilities and equity	$1,422,815	$1,570,356	$(1,402,329)	$1,590,842

NOTE 20.  SUBSEQUENT EVENTS

    Subsequent to September 30, 2009, Eagle Rock Energy has received various revised proposals from both NGP and Black Stone.  See further discussion of these proposals in Note 10.